UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No. 1)*

Patterson-UTI Energy, Inc.

(Name of Issuer)

Common Stock

(Title of Class of Securities)

703481101

(CUSIP Number)

December 31, 2023

(Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☒ Rule 13d-1(c)

☐ Rule 13d-1(d)

*

The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 703481101

1	NAME OF REPORTING PERSONS BEP Diamond Topco L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OR ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 28,720,953
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 26,618,180
	8	SHARED DISPOSITIVE POWER 2,102,773

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 28,720,953
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 6.9%
12	TYPE OF REPORTING PERSON (See Instructions) PN

CUSIP NO. 703481101

1	NAME OF REPORTING PERSONS BEP Diamond Topco LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OR ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 28,720,953
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 26,618,180
	8	SHARED DISPOSITIVE POWER 2,102,773

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 28,720,953
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 6.9%
12	TYPE OF REPORTING PERSON (See Instructions) OO

CUSIP NO. 703481101

1	NAME OF REPORTING PERSONS BEP Diamond Aggregator L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OR ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 28,720,953
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 26,618,180
	8	SHARED DISPOSITIVE POWER 2,102,773

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 28,720,953
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 6.9%
12	TYPE OF REPORTING PERSON (See Instructions) PN

CUSIP NO. 703481101

1	NAME OF REPORTING PERSONS BCP VII/BEP II Holdings Manager L.L.C.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OR ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 28,720,953
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 26,618,180
	8	SHARED DISPOSITIVE POWER 2,102,773

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 28,720,953
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 6.9%
12	TYPE OF REPORTING PERSON (See Instructions) OO

CUSIP NO. 703481101

1	NAME OF REPORTING PERSONS Blackstone Energy Management Associates II L.L.C.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OR ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 28,720,953
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 28,720,953

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 28,720,953
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 6.9%
12	TYPE OF REPORTING PERSON (See Instructions) OO

CUSIP NO. 703481101

1	NAME OF REPORTING PERSONS Blackstone Management Associates VII L.L.C.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OR ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 28,720,953
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 28,720,953

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 28,720,953
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 6.9%
12	TYPE OF REPORTING PERSON (See Instructions) OO

CUSIP NO. 703481101

1	NAME OF REPORTING PERSONS BMA VII L.L.C.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OR ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 28,720,953
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 28,720,953

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 28,720,953
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 6.9%
12	TYPE OF REPORTING PERSON (See Instructions) OO

CUSIP NO. 703481101

1	NAME OF REPORTING PERSONS Blackstone EMA II L.L.C.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OR ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 28,720,953
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 28,720,953

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 28,720,953
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 6.9%
12	TYPE OF REPORTING PERSON (See Instructions) OO

CUSIP NO. 703481101

1	NAME OF REPORTING PERSONS Blackstone Holdings III L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OR ORGANIZATION Quebec, Canada

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 28,720,953
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 26,618,180
	8	SHARED DISPOSITIVE POWER 2,102,773

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 28,720,953
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 6.9%
12	TYPE OF REPORTING PERSON (See Instructions) PN

CUSIP NO. 703481101

1	NAME OF REPORTING PERSONS Blackstone Holdings III GP L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OR ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 28,720,953
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 26,618,180
	8	SHARED DISPOSITIVE POWER 2,102,773

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 28,720,953
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 6.9%
12	TYPE OF REPORTING PERSON (See Instructions) PN

CUSIP NO. 703481101

1	NAME OF REPORTING PERSONS Blackstone Holdings III GP Management L.L.C.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OR ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 28,720,953
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 26,618,180
	8	SHARED DISPOSITIVE POWER 2,102,773

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 28,720,953
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 6.9%
12	TYPE OF REPORTING PERSON (See Instructions) OO

CUSIP NO. 703481101

1	NAME OF REPORTING PERSONS Blackstone Inc.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OR ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 28,720,953
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 26,618,180
	8	SHARED DISPOSITIVE POWER 2,102,773

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 28,720,953
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 6.9%
12	TYPE OF REPORTING PERSON (See Instructions) CO

CUSIP NO. 703481101

1	NAME OF REPORTING PERSONS Blackstone Group Management L.L.C.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OR ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 28,720,953
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 26,618,180
	8	SHARED DISPOSITIVE POWER 2,102,773

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 28,720,953
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 6.9%
12	TYPE OF REPORTING PERSON (See Instructions) OO

CUSIP NO. 703481101

1	NAME OF REPORTING PERSONS Stephen A. Schwarzman
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OR ORGANIZATION United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 28,720,953
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 26,618,180
	8	SHARED DISPOSITIVE POWER 2,102,773

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 28,720,953
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 6.9%
12	TYPE OF REPORTING PERSON (See Instructions) IN

Item 1

(a)	Name of Issuer:

Patterson-UTI Energy, Inc. (the “Issuer”)

(b)	Address of Issuer’s Principal Executive Offices:

10713 W. Sam Houston Parkway N.

Suite 800

Houston, TX 77064

Item 2

(a)	Name of Person Filing:

(b)	Address of Principal Business Office:

(c)	Citizenship:

Each of the following is hereinafter individually referred to as a “Reporting Person” and collectively as the “Reporting Persons.” This statement is filed on behalf of:

(i) BEP Diamond Topco L.P.

c/o Blackstone Inc.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(ii) BEP Diamond Topco LLC

c/o Blackstone Inc.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(iii) BEP Diamond Aggregator L.P.

c/o Blackstone Inc.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(iv) BCP VII/BEP II Holdings Manager L.L.C.

c/o Blackstone Inc.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(v) Blackstone Energy Management Associates II L.L.C.

c/o Blackstone Inc.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(vi) Blackstone Management Associates VII L.L.C.

c/o Blackstone Inc.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(vii) BMA VII L.L.C.

c/o Blackstone Inc.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(viii) Blackstone EMA II L.L.C.

c/o Blackstone Inc.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(ix) Blackstone Holdings III L.P.

c/o Blackstone Inc.

345 Park Avenue

New York, NY 10154

Citizenship: Quebec, Canada

(x) Blackstone Holdings III GP L.P.

c/o Blackstone Inc.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(xi) Blackstone Holdings III GP Management L.L.C.

c/o Blackstone Inc.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(xii) Blackstone Inc.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(xiii) Blackstone Group Management L.L.C.

c/o Blackstone Inc.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(xiv) Stephen A. Schwarzman

c/o Blackstone Inc.

345 Park Avenue

New York, NY 10154

Citizenship: United States

BEP Diamond Topco LLC is the general partner of BEP Diamond Topco L.P. BEP Diamond Aggregator L.P. holds a majority of the limited liability company interests in BEP Diamond Topco LLC, and has the power to appoint the majority of the members of the board of managers of BEP Diamond Topco LLC.

BCP VII/BEP II Holdings Manager L.L.C. is the general partner of BEP Diamond Aggregator L.P. Blackstone Energy Management Associates II L.L.C. and Blackstone Management Associates VII L.L.C. are the managing members of BCP VII/BEP II Holdings Manager L.L.C. BMA VII L.L.C. is the sole member of Blackstone Management Associates VII L.L.C. Blackstone EMA II L.L.C. is the sole member of Blackstone Energy Management Associates II L.L.C. Blackstone Holdings III L.P. is the managing member of each of BMA VII L.L.C. and Blackstone EMA II L.L.C. Blackstone Holdings III GP L.P. is the general partner of Blackstone Holdings III L.P. Blackstone Holdings III GP Management L.L.C. is the general partner of Blackstone Holdings III GP L.P.

Blackstone Inc. is the sole member of Blackstone Holdings III GP Management L.L.C. The sole holder of the Series II preferred stock of Blackstone Inc. is Blackstone Group Management L.L.C. Blackstone Group Management L.L.C. is wholly-owned by Blackstone Inc.’s senior managing directors and controlled by its founder, Stephen A. Schwarzman.

Each such Reporting Person may be deemed to beneficially own the Common Stock (as defined below) beneficially owned by BEP Diamond Topco L.P. or indirectly controlled by it or him, but neither the filing of this Schedule 13G nor any of its contents shall be deemed to constitute an admission that any Reporting Person (other than BEP Diamond Topco L.P. to the extent it directly holds Issuer securities reported herein) is the beneficial owner of the Common Stock referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, or for any other purpose and each of the Reporting Persons expressly disclaims beneficial ownership of such shares of Common Stock. The filing of this statement should not be construed to be an admission that any member of the Reporting Persons are members of a “group” for the purposes of Sections 13(d) and 13(g) of the Act.

(d)	Title of Class of Securities:

Common Stock, $0.01 par value (“Common Stock”).

(e)	CUSIP Number:

703481101

Item 3	If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

Not Applicable.

Item 4	Ownership

(a)	Amount beneficially owned:

Calculations of the percentage of shares of Common Stock beneficially owned assumes 417,283,463 shares of Common Stock outstanding as of November 3, 2023, as set forth in the Quarterly Report on Form 10-Q filed by the Issuer with the Securities and Exchange Commission on November 9, 2023. Each of the Reporting Persons may be deemed to be the beneficial owner of the shares of Common Stock listed on such Reporting Person’s cover page.

As of the date hereof, BEP Diamond Topco L.P. directly holds 26,618,180 shares of Common Stock, and maintains sole voting power and shared dispositive power with respect to 2,102,773 shares held in escrow until such shares are released to BEP Diamond Topco L.P.’s designee or the designee of the Issuer, as applicable, in each case in accordance with the terms of the Agreement and Plan of Merger, dated as of July 3, 2023.

(b)	Percent of class:

As of the date hereof, each of the Reporting Persons may be deemed to be the beneficial owner of the percentage of shares of Common Stock listed on such Reporting Person’s cover page.

(c)	Number of Shares as to which the Reporting Person has:

(i)	Sole power to vote or to direct the vote:

See each cover page hereof.

(ii)	Shared power to vote or to direct the vote:

See each cover page hereof.

(iii)	Sole power to dispose or to direct the disposition of:

See each cover page hereof.

(iv)	Shared power to dispose or to direct the disposition of:

See each cover page hereof.

Item 5	Ownership of Five Percent or Less of a Class.

Not Applicable.

Item 6	Ownership of More than Five Percent on Behalf of Another Person.

Not Applicable.

Item 7	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

Not Applicable.

Item 8	Identification and Classification of Members of the Group.

Not Applicable.

Item 9	Notice of Dissolution of Group.

Not Applicable.

Item 10	Certification.

Each of the Reporting Persons hereby makes the following certification:

By signing below each of the undersigned certifies that, to the best of its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 9, 2024

BEP DIAMOND TOPCO L.P.

By: BEP Diamond Topco LLC, its general partner

	By:	/s/ Darius Sepassi
Name: Darius Sepassi
Title: Vice President

BEP DIAMOND TOPCO LLC

	By:	/s/ Darius Sepassi
Name: Darius Sepassi
Title: Vice President

BEP DIAMOND AGGREGATOR L.P.

By: BCP VII/BEP II Holdings Manager L.L.C., its general partner

	By:	/s/ Omar Rehman
Name: Omar Rehman
Title: Chief Compliance Officer and Secretary

BCP VII/BEP II HOLDINGS MANAGER L.L.C.

	By:	/s/ Omar Rehman
Name: Omar Rehman
Title: Chief Compliance Officer and Secretary

BLACKSTONE ENERGY MANAGEMENT ASSOCIATES II L.L.C.

By: Blackstone EMA II L.L.C., its sole member

By:	/s/ Tabea Hsi
Name: Tabea Hsi
Title: Authorized Signatory

BLACKSTONE MANAGEMENT ASSOCIATES VII L.L.C.

By: BMA VII L.L.C., its sole member

By:	/s/ Tabea Hsi
Name: Tabea Hsi
Title: Authorized Signatory

BMA VII L.L.C.

By:	/s/ Tabea Hsi
Name: Tabea Hsi
Title: Authorized Signatory

BLACKSTONE EMA II L.L.C.

By:	/s/ Tabea Hsi
Name: Tabea Hsi
Title: Authorized Signatory

BLACKSTONE HOLDINGS III L.P.

By: Blackstone Holdings III GP L.P., its general partner

By: Blackstone Holdings III GP Management L.L.C., its general partner

By:	/s/ Tabea Hsi
Name: Tabea Hsi
Title: Senior Managing Director

BLACKSTONE HOLDINGS III GP L.P.

By:	Blackstone Holdings III GP Management L.L.C., its general partner

By:	/s/ Tabea Hsi
Name: Tabea Hsi
Title: Senior Managing Director

BLACKSTONE HOLDINGS III GP MANAGEMENT L.L.C.

By:	/s/ Tabea Hsi
Name: Tabea Hsi
Title: Senior Managing Director

BLACKSTONE INC.

By:	/s/ Tabea Hsi
Name: Tabea Hsi
Title: Senior Managing Director

BLACKSTONE GROUP MANAGEMENT L.L.C.

By:	/s/ Tabea Hsi
Name: Tabea Hsi
Title: Senior Managing Director

STEPHEN A. SCHWARZMAN

By:	/s/ Stephen A. Schwarzman
Stephen A. Schwarzman